News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston	Kurt Goddard
Vice President, Investor Relations	Senior Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: thomas.gelston@terex.com	Email: kurt.goddard@terex.com

TEREX COMPLETES SEC SETTLEMENT OF 2000 TO 2004 ACCOUNTING ISSUES

WESTPORT, CT, August 12, 2009 –Terex Corporation (NYSE: TEX) today announced that the previously announced agreement in principle it has reached with the Staff of the United States Securities and Exchange Commission (“SEC”), has now been approved by the Commission. This agreement is subject to court approval, and will become final upon entry by the court of a final decree. This settlement concludes the SEC’s investigation of Terex related mainly to (1) certain transactions between Terex and United Rentals, Inc. that took place in 2000 and 2001, and one transaction between United Rentals, Inc. and one of Terex’s subsidiaries that took place in 2001 before that subsidiary was acquired by Terex, and (2) the circumstances of the restatement of certain of Terex’s financial statements for the years 2000-2004.

Under the terms of the settlement, Terex consented, without admitting or denying the SEC’s allegations, to the entry of a judgment which enjoins Terex from committing or aiding and abetting any future violations of the anti-fraud, books and records, reporting and internal control provisions of the federal securities laws and related SEC rules. Terex is also required to pay a civil penalty of $8 million for which Terex recorded a charge in its quarter ended June 30, 2009. The settlement resolves all matters relating to the potential liability of Terex, but does not address current or former employees of Terex.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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